EXHIBIT 10.1
CONSULTING AGREEMENT
     THIS CONSULTING AGREEMENT (this “Agreement”), made and entered into by and between Artes Medical, Inc., doing business as Artes Medical, a Delaware corporation qualified to do business in California (hereinafter “Company”) and Adelbert Stagg Ph.D. (hereinafter referred to as “Consultant”) as of September 18, 2007 (the “Effective Date”), with respect to the following facts:
RECITALS
     A. Consultant represents that it has expertise in the area of device regulatory affairs and quality and is ready, willing, and able to provide consulting assistance to the Company on the terms and conditions set forth herein.
     B. Company, in reliance on Consultant’s representations, is willing to engage Consultant as an independent contractor, and not as an employee, to provide limited consultation services to the Company on the terms and conditions set forth herein for the purpose of assisting the Company in the establishment and oversight of procedures and systems required to ensure compliance with applicable regulations in the areas of Regulatory Affairs and Quality.
     C. Consultant represents that he has expertise in the area of medical device regulatory affairs and quality and is willing to provide assistance to the Company as a consultant to the Company under the terms and conditions set forth herein.
     In consideration of the obligations herein made and undertaken, as well as other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, covenant and agree as follows:
AGREEMENT
1. Definitions
     1.1. “Company” means Artes Medical, and its employees, officers and directors, agents, consultant or independent contractors who disclose information to Consultant pursuant to this agreement.
     1.2. “Confidential Information” means all information and material which is proprietary to Company, whether or not marked as “confidential” or “proprietary” and which is disclosed to or obtained by Consultant, which relates to Company’s past, present or future research, development or business activities. Confidential Information is all information or materials prepared by or for Company and includes, without limitation, all of the following: designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, procedures, “know-how,” new product or new technology information, product prototypes, product copies, manufacturing, development or marketing techniques and materials, development or marketing timetables, strategies related to customers, suppliers or personnel, pricing policies and financial information, and other information of a similar nature, whether or not reduced to writing or other tangible form, and any other Trade Secrets or nonpublic business information. Confidential Information does not include any information which (a) was in the lawful and unrestricted possession of Consultant prior to its disclosure by Company, (b) is or becomes generally available to the public by acts other than those of Consultant after receiving it, or (c) has been received lawfully and in good faith by Consultant from a third party who did not derive it from Company.
     1.3. “Trade Secrets” shall mean any scientific or technical data, information, design, process, procedure, formula, or improvement that is commercially valuable to the Company and is not generally known in the tissue augmentation or collagen industry.
2. Scope of Services/Hours. Consultant shall provide advisory and consulting services in the area of Regulatory Affairs and Quality and shall perform those duties set forth on Exhibit A, attached hereto and incorporated herein by reference. During the term of this Agreement, Consultant shall work approximately one day per week for a period of six (6) months; and on and after March 1, 2008, on an as-needed basis by the Company, except otherwise agreed in writing by the parties amending this Agreement. Company specifically agrees that Consultant may perform similar services for another entity so long as such services do not violate the terms and conditions of this Agreement and all exhibits thereto, or impede his ability to perform his duties hereunder.
3. Covenant Not to Compete. During the Term of this Agreement and for any subsequent period of time during which Consultant continues to receive compensation from Company, Consultant shall not, without the prior written permission of the Company, directly or indirectly (a) render any services to any person, firm or corporation engaged in any Competitive Business (as defined below); (b) engage in any Competitive Business for his own account; (c) become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship of capacity; (d) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by Company or its affiliates while the Consultant was employed by Company. However, nothing in this Agreement shall preclude Consultant from investing his personal assets in the securities of any Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market if such investment does not result in his beneficially owning, at any time, more than 4.9% of the publicity-traded equity securities of such competitor. “Competitive Business” shall mean any business or enterprise which (a) designs, sells, manufactures, markets and/or distributes injectable material for soft tissue augmentation or (b) engages in any other business in which the Company is or has been involved during the twelve month period immediately prior to the termination of the Consultant’s engagement.
4. Term And Termination
     4.1. Term. This Agreement shall commence on the Effective Date, and continue for a period of two (2) years through September 1, 2009, unless earlier terminated pursuant to the terms of this Agreement. The parties may amend this Agreement to extend it for an additional period of time following the term of this Agreement if amended in writing and signed by both parties.
     4.2. Termination for Breach. This Agreement may be terminated by either party upon ten (10) days’ prior written notice, if the other party breaches any term hereof and the breaching party fails to cure such breach within the ten-day (10) period.
     4.3. Termination Without Cause. Subject to the terms of Section 5 below, either party may terminate this Agreement at any time upon thirty (30) days’ advance written notice to the other party.
     4.4. Survival. In the event of any termination of this Agreement, Sections 6, 7, 8, 9 and 10 hereof shall survive and continue in effect.
5. Compensation/Expenses.
     5.1. Fees. In consideration for Consultant’s consulting services to be rendered hereunder, Company agrees to pay to Consultant the hourly sum of $275.00 per hour up to a maximum aggregate amount of compensation of $228,000 during the term of this Agreement unless this Agreement is amended in writing by the parties. Payment shall be made in arrears within fifteen (15) days of receipt of the invoice from Consultant for such services, or on such terms that the parties mutually agree. Consultant agrees to prepare records and documentation to evidence services rendered as reasonably required by Company for auditing or other business requirements. Company shall reimburse Consultant for reasonable and necessary out-of–pocket expenses incurred by Contractor in carrying out the duties of Consultant; provided however, that such expenses shall be approved in advance by Company, and Consultant shall provide receipts to the Company for such expenses prior to receipt of any reimbursement hereunder.
     5.2. Vesting of Stock Options. Both parties acknowledge that the terms and conditions of the Stock Option Agreements applicable to options held by Consultant provide that so long as Consultant remains a consultant of the Company, the options held by Consultant shall become vested and exerciseable as set forth in Consultant’s Notice of Grant(s).
6. Independent Consultant. It is mutually understood, acknowledged, and agreed that Consultant in entering into and performing its duties and obligations hereunder is, and at all times shall be, an independent contractor and that the interest and responsibility of Company is to assure that such duties and obligations are carried out and performed in a manner which is consistent with the provisions of this Agreement. Accordingly, (i) Company shall not otherwise have and shall not otherwise exercise any control or direction over the means, manner or method by which such duties and obligations of Consultant are carried out and (ii) Company will not withhold on behalf of Consultant or otherwise for income tax, social security, unemployment insurance or any like withholding which is imposed by law or regulation, all such being the exclusive responsibility of Consultant which Consultant hereby expressly agree to fully discharge. No partnership, joint venture, agency or Company-employee relationship is, is intended to be, or shall be construed to be, established by this Agreement. Consultant shall have no power to bind the Company under any contract, arrangement or agreement, and shall have no authority or power to negotiate terms of any financial agreement, equity or debt issuance, or any other agreement between Company and any third party.
7. Ownership Rights
     7.1. General Property. As between Company and Consultant, all right, title, and interest in and to the progress, systems, data, or materials used or produced by Consultant in the performance of the services called for in this Agreement shall remain or become the property of Company.
     7.2. Intellectual Property. Consultant agree that Company shall be entitled to own and control all proprietary technology and all financial, operating, training ideas, data, processes, procedures and materials, including works of expression, all copyrights, all patent rights, and all trade secret rights in such works that are developed, written, or conceived by Consultant during the term of this Agreement, to the extent that they relate to the performance or the requirements of this Agreement.
     7.3. Materials Furnished. All right, title, and interest in and to any Confidential Information, mechanical drawings, sketches, documentation, programs, systems, data, and materials furnished to Consultant by Company are and shall remain the property of Company.
8. Confidentiality and Nondisclosure
     8.1. Consent to Disclose. Consultant will hold in complete confidence and not disclose, produce, publish, permit access to, or reveal Confidential Information disclosed hereunder, at any time prior to Company’s intentional public disclosure of that information, without the express prior written consent of Company.
     8.2. Exhibit B. Consultant has executed the Company’s form of Proprietary Information and Inventions Agreement as of the date of this Agreement, which is attached as Exhibit B and incorporated herein by this reference.
     8.3. Remedies. Consultant agrees that Company’s Confidential Information has been developed or obtained by the investment of significant time, effort and expense and provides Company with a significant competitive advantage in its business. If Consultant fails to comply with any obligations hereunder, Consultant agrees that Company will suffer immediate, irreparable harm for which monetary damages will provide inadequate compensation. Accordingly, Consultant agrees that Company will be entitled, in addition to any other remedies available to it, at law or in equity, to seek immediate injunctive relief to specifically enforce the terms of this Agreement.
9. Consultant Warranties. Consultant warrant that Consultant’s performance of the services called for by this Agreement do not and will not violate any applicable law, rule, or regulation; any contracts with third parties; or any third-party rights in any patent, trademark, copyright, trade secret, or similar right.
10. Indemnification. Consultant hereby indemnifies and agrees to hold harmless Company, its directors, officers, employees and agents from and against any and all claims, demands, and actions, and any liabilities, damages, or expenses resulting therefrom, including court costs and reasonable attorney fees, arising out of or relating to the negligent or intentional acts or omissions by Consultant hereunder or any breach of the warranties made by Consultant pursuant to Section 8 hereof. Consultant’s obligations under this section shall survive the termination of this Agreement for any reason. Company agrees to give Consultant prompt notice of any such claim, demand, or action and shall, to the extent Company is not adversely affected, cooperate fully with Consultant in defense and settlement of said claim, demand, or action. Company hereby indemnifies and agrees to hold harmless Consultant, its officers, directors, employees and agents from and against any and all claims, demands, and actions, and any liabilities, damages, or expenses resulting therefrom, including court costs and reasonable attorney fees, (“Losses”) arising out of or relating to this Agreement, except to the extent that such Losses are caused in whole or in part by the acts or omissions of Consultant. Company’s obligations under this section shall survive the termination of this Agreement for any reason. Consultant agrees to give Company prompt notice of any such claim, demand, or action and shall, to the extent Consultant is not adversely affected, cooperate fully with Company in defense and settlement of said claim, demand, or action.
11. Miscellaneous.
     11.1. Relationship of the Parties. Consultant is and shall be an independent contractor to Company, and nothing herein shall be deemed to cause this Agreement to create an agency, partnership, or joint venture between the parties. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Company and either Consultant or any employee or agent of Consultant.
     11.2. Remedies. All remedies available to either party for one or more breaches by the other party are and shall be deemed cumulative and may be exercised separately or concurrently without waiver of any other remedies.
     11.3. Entire Agreement, Modifications. This Agreement, together with exhibits and schedules attached hereto, contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby, and contains all of the terms and conditions thereof and supersedes all prior agreements and understandings relating to the subject matter hereof. No changes or modifications of or additions to this Agreement shall be valid unless the same shall be in writing and signed by each party hereto.
     11.4. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof.
     11.5. Assignment. Company may assign or otherwise transfer its rights or obligations hereunder to any affiliated entity, or any entity which shares or which is subject to common control. Except as set forth herein, no party to this Agreement may, voluntarily or by operation of law, assign or otherwise transfer any of his, her or its rights or obligations under this Agreement, without obtaining the prior written consent of the other party hereto, which may be unreasonably withheld. Any attempted assignment in violation of this Agreement shall be void and of no effect.

     11.6. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns.
     11.7. Waivers. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver of any provision of this Agreement shall be binding on the parties hereto unless it is executed in writing by the party making the waiver.
     11.8. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered personally to the party to whom notice is to be given, or on the third (3rd) day after mailing if mailed to the party to whom notice is given, by first class mail, registered or certified, postage prepaid, and properly addressed as set forth below on the signature page. Either party may change the address to which notices to such party are to be addressed by giving the other party hereto written notice of such change in the manner herein set forth.
     11.9. Arbitration. In the event a dispute concerning the payment of fees to the Consultant arises under the terms of this Agreement, such dispute shall be submitted by the parties to arbitration. Arbitration proceedings may be commenced by either party giving the other party written notice thereof and proceeding thereafter in accordance with the rules and procedures of the American Arbitration Association. Any such arbitration shall take place before a single arbitrator only in San Diego, California. Any such arbitration shall be governed by and subject to the application laws of the State of California (including the discovery provisions of the California Civil Code and the California Code of Civil Procedure, including specifically Section 1283.05 of the California Code of Civil Procedure) and the then prevailing rules of the American Arbitration Association. The arbitrator’s award in any such arbitration shall be final and binding, and a judgment upon such award may be enforced by any court of competent jurisdiction. Relief for all other disputes, including but not limited to intellectual property disputes, shall not be covered by this arbitration provision and relief shall be limited to that provided by a court of competent jurisdiction.
     11.10. Attorneys’ Fees. If either party hereto commences an arbitration or other action against the other party to enforce any of the terms hereof or because of the breach by such other party of any of the terms hereof, the prevailing party shall be entitled, in addition to any other relief granted, to all costs and expenses incurred by such prevailing party in connection with such action, including, without limitation, all reasonable attorneys’ fees, and a right to such costs and expenses shall be deemed to have accrued upon the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment.
     11.11. No Third-Party Benefits. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third-party beneficiary.
     11.12. Governing Law. This Agreement is made and shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California, without regard to the conflict of laws principles thereof, as the same apply to agreements executed solely by residents of California and wholly to be performed within California.

     11.13. Construction. In the interpretation and construction of this Agreement, the parties acknowledge that the terms hereof reflect extensive negotiations between the parties and that this Agreement shall not be deemed, for the purpose of construction and interpretation, that either party drafted this Agreement.
     11.14. Venue; Submission to Jurisdiction. Each of the parties submits to the jurisdiction of any state or federal court sitting in San Diego County, California, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

COMPANY:

Artes Medical, Inc.

By:	/s/ CHRISTOPHER J. REINHARD

Name:	Christopher J. Reinhard

Title:	Executive Chairman

Address:	5870 Pacific Center Blvd
San Diego, CA 92121

CONSULTANT:

By:	/s/ ADELBERT STAGG, PH.D.

Adelbert Stagg, Ph.D., an Individual

Address:	53 Monticello
Irvine, CA 92620

Exhibit A
(Scope of Duties)
Consultant shall perform his consulting duties under the general oversight of the Company’s Chief Executive Officer.
Duties shall include the following as requested by the CEO:
To assess, advise and assist the Company in the area of regulatory affairs for compliance with state, federal and international regulations related to the products of Artes Medical including without limitation, regulatory intelligence on changes to regulations that impact the Company, the content and preparation of regulatory submissions, and other communications and interactions with regulatory agencies.
To advise the Company on establishing quality systems for compliance with state and federal medical device regulations including without limitation, complaint handling, medical device reporting, problem reporting and safety surveillance (vigilance) requirements to assure that the Company is in compliance with regulatory requirements under federal and state law, rules and regulations.
To periodically assess, advise and otherwise assist Artes Medical in relation to continued compliance with regulations related to the quality assurance activities described above.

EXHIBIT B
(Proprietary Information and Inventions Agreement)
PROPRIETARY INFORMATION
AND INVENTIONS AGREEMENT
The following confirms and constitutes an agreement (this “Agreement”) between Artes Medical, Inc., a Delaware corporation (the “Company”) and me. In consideration of my employment or consulting relationship with the Company (the “Service Relationship”), I hereby agree as follows:
1. I understand that the Company possesses and will possess Proprietary Information (as defined herein) which is important to its business. For purposes of this Agreement, “Proprietary Information” is information that was or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed to the Company, which has commercial value in the Company’s business. “Proprietary Information” includes, but is not limited to, information about manuals, procedures, client lists (including the identity of the clients on such lists and any contact and other information compiled by the Company related to such clients), utilization data, lead lists, trade secrets, source code, object code, computer programs, designs, technology, ideas, know-how, processes, compositions, data, techniques, improvements, inventions (whether patentable or not), works of authorship, business and product development plans, customers and other information concerning the Company’s actual or anticipated business, research or development, or which is received in confidence by or for the Company from any other person. I understand that the Service Relationship creates a relationship of confidence and trust between the Company and me with respect to Proprietary Information.
2. I understand that the Company possesses or will possess “Company Materials” which are important to its business. For purposes of this Agreement, “Company Materials” are documents or other media or tangible items that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents have been prepared by me or by others. “Company Materials” include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, client lists (including the identity of the clients on such lists and any contact and other information compiled by the Company related to such clients), lead lists, manuals, computer disks, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents, as well as samples, products and the like.
3. In consideration of the Service Relationship, I hereby agree as follows:
(a) All Proprietary Information and all title, patents, patent rights, copyrights, trade secret rights, and other intellectual property and rights anywhere in the world (collectively “Rights”) in connection therewith shall be the sole property of the Company. I hereby assign to the Company any Rights I may have or acquire in such Proprietary Information, including Rights to Proprietary Information created or produced by me, or assigned to me by a third party under a valid assignment, on behalf of the Company and for the Company’s benefit prior to commencement of the Service Relationship, whether or not other consideration has been paid for such Rights. At all times, both during the Service Relationship and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the prior written consent of an officer of the Company, except as required in connection with the performance of my duties for the Company. Disclosure restrictions of this Agreement shall not apply to any information (i) that is generally known to the public through no fault of mine or (ii) that I am required to disclose by law or court order; provided, however, that I use diligent efforts to limit disclosure and provide the Company with advanced notice of such law or court order requiring notice. I understand that nothing contained herein will prohibit an employee from disclosing to anyone the amount of his or her wages.

(b) All Company Materials shall be the sole property of the Company. I agree that during my Service Relationship, I will not remove any Company Materials from the business premises of the Company or deliver any Company Materials to any person or entity outside the Company, except as required in connection with the performance of my duties for the Company. I further agree that, immediately upon the termination of the Service Relationship by me or by the Company, for any reason (or during the Service Relationship, if so requested by the Company), I will return, at the Company’s expense, all Company Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) my personal copies of records relating to my compensation; (ii) my personal copies of any materials previously distributed generally to stockholders of the Company; and (iii) my copy of this Agreement.
(c) I will promptly disclose in writing to an officer of the Company or any person or persons designated by the Company’s Board of Directors, all “Inventions” (which term includes improvements, inventions, works of authorship, trade secrets, technology, clinical protocols, procedures, computer programs, formulas, compositions, ideas, designs, processes, techniques, know-how and data, whether or not patentable) made or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of the Service Relationship which (i) are made wholly or partially with Proprietary Information of the Company; or (ii) which are developed partially, or wholly in the course of providing services pursuant to the Service Relationship; or (iii) relate at the time of conception or reduction to practice to the Company’s business which involve the use of the Company’s Proprietary Information.
(d) I agree that all Inventions which I make, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during the Service Relationship, which (i) are made wholly or partially with Proprietary Information of the Company; or (ii) which are developed partially, or wholly in the course of providing services pursuant to the Service Relationship; or (iii) relate at the time of conception or reduction to practice to the Company’s business which involve the use of the Company’s Proprietary Information, shall be the sole property of the Company to the maximum extent permitted by Section 2870 of the California Labor Code, a copy of which is attached and I hereby assign such Inventions and all Rights therein to the Company. The Company shall be the sole owner of all Rights in connection therewith. No assignment in this Agreement shall extend to inventions, the assignment of which is prohibited by Labor Code Section 2870.
(e) I agree to perform, during and after the Service Relationship, all acts deemed reasonably necessary or desirable by the Company to permit and assist it, at the Company’s expense, in evidencing, perfecting, obtaining, maintaining, defending and enforcing the Company’s Rights and/or my assignment with respect to any Inventions in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agents and attorneys-in-fact to act for and in my behalf and instead of me, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by me.
(f) Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent. I will confirm any such waivers and consents from time to time as requested by the Company.
(g) To avoid any confusion, I may, at my option, attach hereto a list of existing Inventions to which I claim ownership as of the date of this Agreement and that I desire to specifically clarify are not subject to this Agreement.
(h) I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to the Service

Relationship. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith or in conflict with the Service Relationship.
4. I agree that this Agreement is not an employment contract and that I have the right to resign and the Company has the right to terminate the Service Relationship at any time, for any reason, with or without cause, subject to the terms and conditions set forth otherwise in the agreement that creates the Service Relationship.
5. I recognize that, in the course of the Service Relationship I will have access to confidential information regarding the identity of Company clients as well as other client-specific information, including information regarding contracts with the Company. I therefore agree that during the Service Relationship and for a period of two (2) years following the cessation of the Service Relationship, I will not, in my individual capacity or as agent for or representative of another person or entity, directly or indirectly solicit, encourage, induce or attempt to induce any person who is a customer with a contractual relationship with the Company to cease doing business with the Company. I agree that a violation of the foregoing non-solicitation obligations will constitute a material breach of this Agreement.
6. I agree that this Agreement does not purport to set forth all of the terms and conditions of the Service Relationship, and that as an employee of and/or consultant to the Company I have obligations to the Company which are not set forth in this Agreement.
7. I agree that my obligations under paragraphs 3(a) through 3(e) and paragraph 3(g) of this Agreement shall continue in effect after termination of the Service Relationship, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that the Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine.
8. I agree that any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof. I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable California law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms.
9. I acknowledge that any disclosure or unauthorized use of Proprietary Information will constitute a material breach of this Agreement and cause substantial harm to the Company for which damages would not be a fully adequate remedy, and, therefore, in the event of any such breach, in addition to other available remedies, the Company shall have the right to seek injunctive relief to enforce the terms of this Agreement.
10. Any disagreement between the parties relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in San Diego County, California, in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company and I shall each pay one-half of the costs and expenses of such arbitration, and each of us shall separately pay our counsel fees and expenses.
11. This Agreement shall be effective as of the date I execute this Agreement and shall be binding upon me, my heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.
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          12. This Agreement can only be modified by a subsequent written agreement executed by a duly authorized officer of the Company and me.

Dated: September 18, 2007	(Signature)

Adelbert Stagg, Ph.D., an Individual

ACCEPTED AND AGREED TO:

ARTES MEDICAL, INC.

By:

Its:

ATTACHMENT A

Artes Medical, Inc.

Ladies and Gentlemen:
     1. The following is a list of Inventions relevant to the subject matter of the services I will be providing Artes Medical, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to the Service Relationship that I desire to clarify are not subject to the Company’s Proprietary Information and Inventions Agreement.

No Inventions

See below:

Additional sheets attached
     2. I propose to bring to the Service Relationship the following materials and documents of a former employer:

No materials or documents

See below:

Date:

(Signature)

(Print or Type Name)

ATTACHMENT B
Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.
(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
               (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
               (2) Result from any work performed by the employee for his employer.
(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.